EXHIBIT 99.1




                           [MULTIFOODS LOGO]
                             NEWS RELEASE



FOR IMMEDIATE RELEASE  Contact:  Jill Schmidt (media)
                                 (612) 340-3755

                                 Tony Brausen (investors)
                                 (612) 340-3621


                      MULTIFOODS  CEO  STEPS  DOWN

     MINNEAPOLIS, May 17 - International Multifoods Corp. (NYSE: IMC) today said that the board of directors has accepted the resignation of Chairman, President and Chief Executive Officer Anthony Luiso, effective immediately. Luiso said that he and the board had agreed that a transition in leadership is appropriate at this time. Luiso also resigned as a member of the board.
     At a special meeting today to accept Luiso's resignation, the board authorized the immediate initiation of an external search for a new chief executive officer. The board of directors also elected, in the interim, senior board member Robert M. Price as chairman and chief executive officer.
     At the same meeting, the board took steps to oversee a smooth transition by creating an office of the chairman. The executives comprising the office of the chairman include Robert Price; Robert F. Maddocks, executive vice president; Duncan H. Cocroft, vice president, finance, and chief financial officer; and Robert S. Wright, corporate vice president and president, Bakery Segment.
     Minneapolis-based Multifoods operates in three businesses: foodservice distribution in the United States; bakery products in the United States and Canada; and bakery and agricultural products in Venezuela.
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1996



  33 South 6th Street - P.O. Box 2942 - Minneapolis, MN 55402-0942